EXHIBIT 99.1

Otelco Reports First Quarter 2020 Operational and Financial Results

ONEONTA, Ala., May 04, 2020 (GLOBE NEWSWIRE) -- Otelco Inc. (NASDAQ: OTEL) (“Otelco” or the “Company”), a wireline telecommunications services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, today announced operational and financial results for its first quarter ended March 31, 2020. Key operational and financial highlights for Otelco include:

  Total revenues of $15.4 million for first quarter 2020.
  Operating income of $3.3 million for first quarter 2020.
  Net income of $2.2 million for first quarter 2020.
  Consolidated EBITDA (as defined below) of $6.1 million for first quarter 2020.
  Scheduled principal payments of $1.1 million in first quarter 2020 reduced debt to $69.1 million at the end of first quarter 2020.

FIRST QUARTER 2020 RESULTS
The Company continued to execute on its strategy of fiber deployment and data speed enhancement in first quarter 2020. Revenues for first quarter 2020 declined $0.3 million, or 2.1%, from first quarter 2019, primarily from a reduction in customers, voice services and access fees, partially offset by increases in internet, transport services, video and security and managed services. A small decrease in cost of services was offset by a small increase in selling, general and administrative expense. Interest expense declined $0.2 million reflecting lower interest rates and the reduction in principal outstanding under the Company’s credit agreement. Other income increased $0.1 million, reflecting the sale of an unused building. Net income was $2.2 million in first quarter 2020, compared to $2.3 million in first quarter 2019. The Company invested $3.3 million in its network and operations during first quarter 2020. Consolidated EBITDA was $6.1 million for first quarter 2020, compared to $6.4 million for the same period in the previous year. The ratio of debt, net of cash, to Consolidated EBITDA was 2.81, reflecting the scheduled payments made on the debt. Basic net income per share was $0.65 for first quarter 2020, compared to $0.67 per share in the same period of 2019.

COVID-19 UPDATE
Otelco is closely monitoring developments and is taking steps to mitigate the potential risks related to the COVID-19 pandemic to the Company, its employees and its customers. Otelco provides essential voice and data services to its customers. To protect its employees while continuing to provide the communications services needed as many of its customers shelter in place, the Company adapted installation and repair service processes to limit customer contact and minimize employee contact with other employees. In addition, Otelco changed technician dispatch procedures to further limit contact and provided personal protective equipment, including masks, gloves and sanitizing products. Each technician is empowered to reschedule any in-person installation or repair if he or she determines that circumstances at the location present a health risk. During March, technicians completed 349 truck rolls to add new customers and new services, with similar volume so far in April, in addition to clearing storm damage in Alabama and Maine. Their dedication and work ethic have allowed the Company to continue providing critical services to its customers during these challenging times.

Otelco’s office-based employees have been working remotely since the middle of March. Even as late season snow and early season tornadoes affected portions of the Company’s service areas and more than doubled customer service calls, the Company was able to address customer needs in a timely fashion. Travel remains restricted to limit the risk of employees coming in contact with the virus.

The Company provides several payment options to allow customers to avoid contact in its offices while paying for their services. In line with the telecommunications industry’s response to the FCC and state public utility commission guidance, the Company is working with customers who have been affected by the coronavirus on payment strategies that avoid discontinuance of voice and data services during this challenging period. There has not been a noticeable increase in accounts receivable to date. Otelco has provided 91 new data services within the territories served at no cost for the first two months of service to low income families with students that qualify for free lunch or Lifeline.

Commenting on these COVID-19 operational changes at Otelco, Richard Clark, President and Chief Executive Officer, stated “Otelco understands the challenges facing our customers as our employees live in the communities we serve and are also affected by many of the same obstacles. Our employees have truly stepped up to the plate to both continue to serve our customers while protecting themselves and their families as they juggle their work and home responsibilities. As our communities begin the process of opening the local economies, we will continue to exercise care and balance as we work to return to a new normal, whatever that may look like.”

ALABAMA FIBER INSTALLATION COMPLETED; CABLE UPGRADE TO DOCSIS 3.1 PROCEEDING; VDSL UPGRADES FOR QUALIFYING CUSTOMERS BY THE END OF 2020
In June 2019, the Company announced plans to install 113 miles of additional fiber in Alabama by early 2020, focusing on the northern part of its territory in and around Arab, Alabama. All of the planned fiber has been engineered and marketing is underway to 4,167 Arab locations. Fiber-To-The-Premise (“FTTP”) provides up to gigabit speed internet capability. To date, 522 customers in the Arab market have upgraded their existing service or signed up for the new Lightwave fiber service. In addition, equipment has been deployed to support higher speed VDSL service in certain Alabama and Missouri locations, with work underway to upgrade New England sites.

In the southern part of its Alabama territory in and around Oneonta, Alabama, where Otelco is also the cable provider, work to upgrade its hybrid fiber coax network to DOCSIS 3.1 is ongoing. As a result of this project, Otelco expects that all its cable customers will also gain access to gigabit internet speeds, similar to those speeds available over a FTTP network.

Both the VDSL upgrade project and DOCSIS 3.1 upgrade project have been affected by COVID-19. Travel restrictions and other precautions are limiting resources availability to do hands-on work. While other project work is taking place, the Company looks forward to being able to resume all network enhancements when it is safe to proceed.

Commenting on these developments, Clark pointed out that the Company continues to increase the speed of its Lightwave FTTP service. Clark said, “We are now offering gigabit speeds in several of our FTTP communities in Maine, as well as the FTTP network in Oneonta, Alabama. While gigabit service is probably not necessary for most customers today, it is highly likely that speed requirements will continue to increase in coming years. We are redesigning our network to provide for these future requirements.” Clark indicated that Lightwave Gigabit is being expanded throughout the Company’s FTTP service areas later this year, though this initiative is also experiencing delays due to COVID-19 restrictions.

NETWORK INVESTMENT
Otelco invested $12.4 million in 2019 to grow its fiber distribution network and improve its broadband capabilities. FTTP will be the primary vehicle to increase data capacity for Otelco’s customers, with Fiber-To-The-Node and fixed wireless options being employed in more sparsely populated areas. During 2019 and in the first quarter of 2020, Otelco added a total of 268 miles of fiber in its service territories, an increase of 50% over its fiber mileage built in 2018. Otelco’s Lightwave FTTP network now passes approximately 12,890 discrete locations. The Company has over 2,500 miles of distribution and transport fiber in its network. During 2020, the Company plans to continue to invest in VDSL technology to meet or exceed its revised federal Alternative Connect America Model requirements while also standardizing on a single company-wide broadband access platform.

BALANCE SHEET
At the end of first quarter 2020, the Company reported cash of $4.1 million compared to $3.1 million at the end of 2019. Total assets increased from $120.7 million at the end of 2019 to $121.8 million on March 31, 2020. During first quarter 2020, the Company invested $3.3 million in improving its network and operational capabilities, compared to $1.5 million during the same period in 2019. The Company’s ratio of consolidated indebtedness to Consolidated EBITDA was 3.00 at the end of first quarter 2020, reflecting the use of additional cash generated from the business to improve its network rather than make additional prepayments on its indebtedness. The interest rate margin on the loan will increase from 4.25% to 4.50% for 2020, while the current LIBOR rate is projected to remain below 1.05. In April 2020, the Company received a $3.0 million loan under the Paycheck Protection Program.

SUMMARY
“Otelco’s employees have worked hard to meet our customer’s needs for additional service and to repair services affected by storms during the COVID-19 interruption to our historical ways of life and business operations,” noted Clark. “This hard work has allowed us to continue to invest in our business and share the benefits of these investments to our customers. Our dedicated team has delivered high-speed fiber connections to 238 customers during the crisis, at a time when connections mattered most to our customers. In 2020, we expect our projects to bring gigabit internet capability to more than 27% of our market, while increasing available speeds to 50 and 75 mbps to another 9% of our market with VDSL. When these projects are completed, approximately 21% of the Otelco market will have access to speeds ranging from 25 mbps to 75 mbps and 27% will have availability to gigabit speeds. Our objective is simple: improve service capabilities and add new customers to the Otelco family of companies. We are seeing strong signs that our investment in our broadband networks and delivering faster internet service to customers is increasing our internet revenue and slowing the rate of customer loss.”

FIRST QUARTER 2020 EARNINGS CONFERENCE CALL
Otelco has scheduled a conference call, which will be broadcast live over the internet, on Tuesday, May 5, 2020, at 11:30 a.m. (Eastern Time). To participate in the call, participants should dial (856) 344-9299 and ask for the Otelco call 10 minutes prior to the start time. Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the internet by visiting the Company’s website at www.Otelco.com. To listen to the live call online, please visit the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available on the Company's website at www.Otelco.com for 30 days. A two-week telephonic replay may also be accessed by calling (719) 457-0820 and entering the Confirmation Code 7244549.

First Quarter 2020 Financial Summary
(Dollars in thousands, except per share amounts)
(Unaudited)
	Three Months Ended March 31,		Change
	2020	2019	Amount	Percent
Revenues	$15,422	$15,755	$(333)	(2.1)%
Operating income	$3,305	$3,763	$(458)	(12.2)%
Interest expense	$(1,181)	$(1,366)	$(185)	(13.5)%
Net income	$2,218	$2,281	$(63)	(2.8)%
Net income per share	$0.65	$0.67	$(0.02)	(3.0)%
Diluted net income per share	$0.64	$0.66	$(0.02)	(3.0)%

Consolidated EBITDA	$6,098	$6,362	$(264)	(4.1)%
Capital expenditures	$3,250	$1,533	$1,717	112.0%

ABOUT OTELCO
Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia. The Company’s services include local and long distance telephone, digital high-speed data lines, transport services, network access, cable television and other related services. Otelco is among the top 20 largest local exchange carriers in the United States. Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers. It also provides competitive retail and wholesale communications services and technology consulting, managed services and private/hybrid cloud hosting services through several subsidiaries. For more information, visit the Company’s website at www.Otelco.com.

FORWARD LOOKING STATEMENTS
Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking, including statements regarding the Company’s response to the COVID-19 pandemic, network upgrade plans and customer growth. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

OTELCO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share par value and share amounts)
(unaudited with the exception of December 31, 2019 being audited)

	March 31,	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$4,128	$3,113
Accounts receivable:
Due from subscribers, net of allowance for doubtful
accounts of $102 and $209, respectively	3,869	3,908
Other	1,917	1,905
Materials and supplies	3,825	3,954
Prepaid expenses	1,212	1,624
Other assets	241	251
Total current assets	15,192	14,755

Property and equipment, net	58,599	57,284
Goodwill	44,976	44,976
Intangible assets, net	435	530
Operating lease right-of-use asset	1,042	1,146
Investments	1,470	1,477
Other assets	128	577
Total assets	$121,842	$120,745

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,930	$1,525
Accrued expenses	4,673	4,861
Advance billings and payments	1,600	1,618
Customer deposits	40	44
Current operating lease liability	241	296
Current maturity of long-term notes payable, net of debt issuance cost	3,857	3,929
Total current liabilities	12,341	12,273

Deferred income taxes	21,521	21,521
Advance billings and payments	2,088	2,157
Other liabilities	8	12
Long-term operating lease liability	801	850
Long-term notes payable, less current maturities and debt issuance cost	64,073	65,172
Total liabilities	100,832	101,985

Stockholders' equity
Class A Common Stock, $.01 par value-authorized 10,000,000 shares;
issued and outstanding 3,421,794 and 3,412,805 shares, respectively	34	34
Additional paid in capital	4,307	4,275
Retained earnings	16,669	14,451
Total stockholders' equity	21,010	18,760
Total liabilities and stockholders' equity	$121,842	$120,745

OTELCO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2020	2019

Revenues	$15,422	$15,755

Operating expenses
Cost of services	7,524	7,602
Selling, general and administrative expenses	2,571	2,473
Depreciation and amortization	2,022	1,917
Total operating expenses	12,117	11,992

Income from operations	3,305	3,763

Other income (expense)
Interest expense	(1,181)	(1,366)
Other income	707	594
Total other expense	(474)	(772)

Income before income tax expense	2,831	2,991
Income tax expense	(613)	(710)

Net income	$2,218	$2,281

Weighted average number of common shares outstanding:
Basic	3,421,794	3,410,936
Diluted	3,441,022	3,431,229

Basic net income per common share	$0.65	$0.67

Diluted net income per common share	$0.64	$0.66

OTELCO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income	$2,218	$2,281
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation	1,955	1,838
Amortization	67	79
Amortization of loan costs	128	117
Non-cash lease amortization	104	92
Provision for uncollectible accounts receivable	53	43
Stock-based compensation	52	71
Changes in operating assets and liabilities
Accounts receivable	(16)	(187)
Materials and supplies	129	(834)
Prepaid expenses and other assets	861	(71)
Accounts payable and accrued expenses	217	380
Advance billings and payments	(87)	(93)
Other liabilities	(112)	(86)
Net cash from operating activities	5,569	3,630

Cash flows used in investing activities:
Acquisition and construction of property and equipment	(3,250)	(1,533)
Proceeds from the sale of property	133	-
Gain on the sale of property	(118)	-
Net cash used in investing activities	(3,235)	(1,533)

Cash flows used in financing activities:
Loan origination costs	(212)	(10)
Principal repayment of long-term notes payable	(1,087)	(1,087)
Interest rate cap	-	4
Tax withholdings paid on behalf of employees for restricted stock units	(20)	(183)
Net cash used in financing activities	(1,319)	(1,276)

Net increase in cash and cash equivalents	1,015	821
Cash and cash equivalents, beginning of period	3,113	4,657

Cash and cash equivalents, end of period	$4,128	$5,478

Supplemental disclosures of cash flow information:
Interest paid	$1,054	$1,238

CONSOLIDATED EBITDA – Consolidated EBITDA is defined as consolidated net income plus consolidated net interest expense, depreciation and amortization, income taxes and certain other fees, expenses and non-cash charges reducing consolidated net income. Consolidated EBITDA is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Consolidated EBITDA corresponds to the definition of Consolidated EBITDA in the Company’s credit facility. The lenders under the Company’s credit facility utilize this measure to determine compliance with credit facility requirements. The Company uses Consolidated EBITDA as an operational performance measurement to focus attention on the operational generation of cash, which is used for reinvestment into the business; to repay its debt and to pay interest on its debt; to pay income taxes; and for other corporate requirements. The Company reports Consolidated EBITDA to allow current and potential investors to understand this performance metric and because the Company believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance. However, Consolidated EBITDA should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of Consolidated EBITDA may not be comparable to similarly titled measures used by other companies.

Reconciliation of Consolidated EBITDA to Net Income
			Twelve Months
	Three Months Ended March 31,		Ended March 31,
	2020	2019	2020
Net income	$2,218	$2,281	$7,732
Add: Depreciation	1,955	1,838	7,462
Interest expense less interest income	1,048	1,249	4,603
Interest expense - amortized loan cost	128	117	463
Income tax expense	613	710	2,295
Amortization - intangibles	67	79	287
Loan fees	17	17	69
Stock-based compensation	52	71	235
Consolidated EBITDA	$6,098	$6,362	$23,146

LEVERAGE RATIO – The Company uses the ratio of debt, net of cash, to Consolidated EBITDA for the last twelve months as an operational performance measurement of Otelco’s leverage. Such ratio is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, GAAP. The Company reports such ratio to allow current and potential investors to understand this performance metric. The Company also believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance, including the Company’s ability to generate earnings sufficient to service its debt, and enhances understanding of the Company’s financial performance and highlights operational trends. However, such ratio should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of such ratio may not be comparable to similarly titled ratios used by other companies. The table below provides the calculation of such ratio as of March 31, 2020.

Ratio of Debt, Net of Cash, to Consolidated EBITDA
as of March 31, 2020
($000)

Notes payable	$67,930
Debt issuance costs	1,195
Notes outstanding	$69,125

Less cash	(4,128)
Notes outstanding, net of cash	$64,997
Consolidated EBITDA for the
last twelve months	$23,146

Total leverage ratio, net of cash	2.81

Contact:
Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3580
Curtis.Garner@Otelco.com